Exhibit 10.11

Exhibit 10.11

Exhibit 10.11

Exhibit 10.11

Exhibit 10.11

Exhibit 10.11

Exhibit 10.11

Exhibit 10.11

STRICTLY PRIVATE AND CONFIDENTIAL

Mr James Bennett
8 Grazebrook Road
London
N16 0HS

9 February 2018

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Dear James,

Termination of your employment with eFinancialCareers Limited

This letter sets out the terms that have recently been discussed with you in relation to the termination of your employment with eFinancialCareers Limited ("Company").

1. **Termination**

1.1 Your employment with the Company terminated on 6 February 2018 (the "Termination Date") by reason of redundancy and this letter constitutes formal notice of that.

2. **Payments**

2.1 You will receive your salary up to and including the Termination Date (less applicable tax and employee's National Insurance contributions).

2.2 Within 30 days of the last to occur of:

2.2.1 the Termination Date;

2.2.2 receipt by the Company of a copy of this Agreement, signed by all the parties and your Adviser (as defined in clause 7.4.1 below);

the Company will effect the arrangements set out in clause 2.3.

2.3 The Company will pay, without admission of liability, and subject to the deductions provided for in this Agreement, the following:

2.3.1 a payment of £5,788.46 in lieu of seven days' holiday accrued but untaken as at 5 February 2018;

2.3.2 a payment of £107,500.00 in lieu of your six months' notice;

2.3.3 a payment of £100,000.00 in respect of your 2017 annual bonus; and

2.3.4 a payment of £53,750.00 as compensation for the termination of your employment ("Compensation Payment"), which includes a statutory redundancy payment of £7,824.00 ("Statutory Redundancy Payment"). The Statutory Redundancy Payment has been calculated as set out in Schedule 1.

2.4 You will be entitled to your restricted stock grant which is due to vest in 2018 and 2019, subject to the terms of the restricted stock scheme. For the avoidance of doubt the stock that is due to vest in February 2018 is 5,000 shares in respect of your 2014 grant, 5,625 shares in respect of your 2015 grant, 7,500 shares in respect of your 2016 grant and 7,500 shares in respect of your 2017 grant which represents a total of 25,625 shares. The stock that is due to vest in February 2019 is 5,625 shares in respect of your 2015 grant, 7,500 shares in respect of your 2016 grant and 7,500 shares in respect of your 2017 grant which represents a total of 20,625 shares.

2.5 You have submitted your expenses claims on or before the Termination Date and the Company will reimburse you for any expenses properly incurred prior to the Termination Date in the usual way, subject to compliance with the requirements of the Company's expenses policy.

2.6 For the avoidance of doubt your entitlement to all salary and benefits will end on the Termination Date and you have no entitlement to any other payment other than as set out in clause 2.3.

3. **Taxation**

3.1 The payments referred to in clause 2.3.1, 2.3.2 and 2.3.3 will be made less applicable tax and employee's National Insurance contributions.

3.2 The first £30,000 of the Compensation Payment will be paid to you without deduction of income tax or employee's National Insurance contributions. The balance of the Compensation Payment will be paid to you subject to deduction of income tax.

3.3 Except in respect of income tax or employee's National Insurance contributions deducted by the Company under clauses 3.1 and 3.2 you are, and undertake to be, responsible for any income tax, employee's National Insurance contributions, fines, interest, costs or penalties arising in respect of all and any of the payments made and benefits provided under this Agreement ("Tax Liability") including, for the avoidance of doubt any Tax Liability on the first £30,000 of the Compensation Payment and you indemnify and will keep indemnified the Company and each Group Company against any claim or demand which is made against the Company or any Group Company in respect of any such Tax Liability excluding any interest, costs or penalties imposed in respect of the Tax Liability arising from the Company's or any Group Company's failure to deduct the applicable amount of

tax and National Insurance contributions in accordance with clauses 3.1 and 3.2 above or to inform you within a reasonable period of any demand received in respect of any Tax Liability. If the Company receives any such demand, it shall provide you with reasonable access to any documentation and information that you may reasonably require to dispute the demand. You undertake immediately to pay to the Company on demand any such Tax Liability other than any part of the Tax Liability already paid by you to HM Revenue & Customs.

4. **Company property**

4.1 You warrant and confirm that you will return to the Company as soon as reasonably practicable after the date of this Agreement, without modification, all property belonging to the Company or any Group Company which is in your possession, custody or control including, but not limited to, computer disks, computer and other electronic equipment, correspondence, credit or charge cards, documents, files, keys, laptop computers, mobile telephones, records, security passes and other information (whether originals, copies or extracts) and that you will not retain any copies or extracts of any documents or other property belonging to the Company or any Group Company (whether in physical or electronic form).

4.2 The Company will return to you the Company laptop computer and mobile telephone after permanently deleting any data or information on these devices which belongs or may belong to the Company or any Group Company. The mobile phone will be unlocked from Vodafone and a PAC code provided to allow you to port to another network.

4.3 You confirm that any information which belongs or may belong to the Company or any Group Company and which is stored on any personal computer or other electronic equipment belonging to you or to which you have access (other than that which is stored on any Company personal computer or other Company electronic equipment) will be permanently deleted as soon as reasonably practicable after the date of this Agreement..

5. **Confidentiality**

You agree to keep the existence, negotiation and terms of this Agreement confidential and you warrant that you have not before the date of this Agreement made or authorised and will not, after the date of this Agreement, make or authorise, without the Company's prior written consent, any statement or comment concerning the terms of this Agreement except to your professional advisers, spouse, HM Revenue & Customs or as may be required by law. You undertake to procure that your professional advisers (tax, financial and legal) comply with the terms of this clause 5 as if they were a party to this Agreement.

6. **Restrictions**

6.1 Even though your employment is terminating, you acknowledge and affirm that you remain bound by those provisions of the Employment Contract that are expressed to continue after termination of your employment.

6.2 Both parties undertake, affirm and agree that:

6.2.1 they will not directly or indirectly make, publish or otherwise communicate any statement whatsoever whether in writing or otherwise which may have the effect of damaging or lowering the business interests or the reputation of the other, the Company or any Group Company or any of its or their former or existing agents, clients, consultants, directors, employees, officers, share-holders, suppliers or workers ("Relevant Personnel") or which may be disparaging or derogatory to the other or any of the Company or any Group Company or any Relevant Personnel; and

6.2.2 after the Termination Date, you will not represent yourself or allow yourself to be held out or represented as being in any way connected with or interested in the business of the Company or any Group Company.

7. **Claims against the Company and warranties**

7.1 You accept that the terms of this Agreement are offered by the Company without any admission of liability and are in full and final settlement of all and any claims set out in Schedule 2 (the "Claims").

7.2 The provisions of clause 7.1 will not prevent you bringing proceedings:

7.2.1 to enforce this Agreement; or

7.2.2 in respect of pension rights accrued up to the Termination Date under any occupational pension scheme (as defined in the Pension Schemes Act 1993) operated by the Company or any Group Company and of which you are a member ("Pension Rights"); or

7.2.3 in a Court, in respect of any personal injury of which you are not aware and could not reasonably have been aware at the time of signing this Agreement.

7.3 You undertake and warrant that, to the best of your knowledge, information and belief, after due and careful enquiry, you are not aware of any circumstances that might give rise to a personal injury claim (nor to a claim in respect of Pension Rights) against the Company or any Group Company.

7.4 You represent, warrant and undertake that:

7.4.1 you have received advice from Marcus Rowland of Wiggin LLP ("Adviser") as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights or complaint before an employment tribunal;

7.4.2 the Adviser has confirmed to you that they are a solicitor of the Senior Courts of England and Wales holding a current practising certificate and that there was in force, at the time you received the advice referred to above, a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by you in respect of loss arising in consequence of or from the advice;

7.4.3 save for any claim referred to in clause 7.2 you have not presented or brought and will not present or bring any complaint, proceedings, action or claim before any court, employment tribunal or other judicial body in England or any other jurisdiction in connection with, relating to or arising out of your employment or its termination and nor has nor will anyone acting on your behalf;

7.4.4 you have disclosed to the Adviser all facts or circumstances that may give rise to a claim against the Company or any Group Company or Relevant Personnel and the Adviser has advised you as to whether you have any claim of any kind arising out of or in connection with your employment by the Company or any Group Company or the termination of any such employment and, to the extent that you have or may have any such claims, these have been asserted or intimated to the Company by you or the Adviser on your behalf prior to the date of this Agreement and this Agreement and the waiver and release in clause 7.1 above expressly relate to each and every one of those claims;

7.4.5 except for those claims asserted as indicated in clause 7.4.4 above, you have no other complaints or claims of any nature against the Company or any Group Company or any Relevant Personnel; and

7.4.6 you have not committed any breach of any duty (including fiduciary duty) owed by you to the Company or any Group Company nor a breach of your contract of employment that would entitle the Company to terminate your employment without notice.

7.5 You accept that the Company (on behalf of itself, and its Group Companies) is entering into this Agreement in reliance upon the warranties and undertakings provided by you in this clause 7, and clauses 4, 5 and 6 above.

7.6 You agree that the conditions regulating compromise agreements and settlement agreements contained in the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, the Information and Consultation of Employees Regulations 2004, the Employment Equality (Age) Regulations 2006, the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Pensions Act 2008 and the Agency Workers Regulations 2010 are intended to be and have been satisfied. You agree that this is a qualifying settlement agreement under the Equality Act 2010 and that the conditions in Section 147(3)(c) and (d) Equality Act 2010 are met.

7.7 If you commit a material breach of any provision of this Agreement you agree to indemnify the Company or any Group Company for any losses suffered as a result thereof, including all reasonable and professional fees incurred.

7.8 If you, or anyone acting on your behalf, institutes any action, claim or proceedings in the employment tribunal or any other court against the Company, any Group Company or any Relevant Personnel in respect of any matters that are the subject of clause 7.1 or if you assert, or anyone acting on your behalf asserts, that this Agreement is not a valid compromise agreement or settlement agreement or qualifying settlement agreement or if it is so adjudged by any court or tribunal, you undertake to repay the Compensation Payment (less the Statutory Redundancy Payment and any tax paid on the Compensation Payment) together with any sums paid to you or on your behalf under this Agreement in respect of legal costs to the Company in full immediately upon demand and the Company and each Group Company will be released from any continuing obligations under this Agreement. Such repayment shall be recoverable by the Company as a debt.

8. **Reference and Other Matters**

8.1 It is a condition of this Agreement that you obtain legal advice as to the terms and effect of this Agreement from the Adviser and that the Adviser signs the acknowledgement at Schedule 3.

8.2 The Company agrees to pay, directly to the Adviser's firm, the Adviser's firm's reasonable legal fees incurred by you exclusively for advice given to you in relation to the termination of your employment and the terms of this Agreement up to a maximum of £750 (plus VAT) after receipt by the Company of an appropriate invoice from the Adviser's firm addressed to you expressed to be payable by the Company and sent (marked strictly private and confidential) to Ben Kotzé.

8.3 In consideration of your obligations set out in clauses 4.1, 5 and 6.2 the Company will, upon receipt of a written request from a prospective employer, provide a reference substantially in the form attached at Schedule 4 and will respond to any enquiries in a manner consistent with such reference, subject always to any legal or regulatory obligations which the Company may have that may require it to amend or add to the reference or make any oral comment in respect of it. However, if any fact, matter or allegation becomes known to the Company after the date of this Agreement which would result in the terms of the reference being or becoming materially inaccurate or misleading, the Company may decline to give a reference at all or may give a reference with such modifications as the Company may reasonably decide are required.

9. **General**

9.1 The parties consider that this Agreement satisfies the conditions regarding compromise agreements and settlement agreements and is a qualifying settlement agreement under the Equality Act 2010.

9.2 This Agreement sets out the entire agreement and understanding between you and the Company and supersedes any prior agreement between the parties relating to the subject matter of this Agreement. You acknowledge and agree that in entering into this Agreement no reliance is placed upon, and no remedy will be available in respect of, any statement, representation, warranty, understanding, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as

expressly set out in this Agreement. Nothing in this clause operates to limit or exclude any liability for fraud.

9.3 The failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this Agreement and will not prevent a party from subsequently requiring compliance with the waived obligation.

9.4 The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law. In addition to the Company, any Group Company and any Relevant Personnel may enforce the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999 shall apply accordingly except that the consent of such Group Companies and any Relevant Personnel will not be required to vary or rescind the terms of the Agreement.

9.5 In this Agreement "Group Company" means any parent undertaking of the Company and any subsidiary undertaking of the Company or of any such parent undertaking (where "parent undertaking" and "subsidiary undertaking" have the meanings attributed to them under section 1162 Companies Act 2006).

9.6 The validity, construction and performance of the terms set out in this Agreement shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England.

9.7 This Agreement, although marked "without prejudice/subject to contract", will upon signature by us both and upon the Adviser signing the acknowledgement in Schedule 3 be treated (subject to clause 5) as an open document evidencing an agreement binding on us both.

9.8 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The Agreement is not effective until each party has executed at least one counterpart and it has been received by the other party. For the avoidance of doubt, counterparts may be delivered to the other party by facsimile or by email in Adobe Portable Document Format (PDF).

Please confirm your agreement to the terms set out in this Agreement by signing, dating and returning to me this Agreement. Please note that it is a condition of this Agreement that your Adviser signs the acknowledgement at Schedule 3.

I look forward to hearing from you.

Yours sincerely

John Benson

Duly authorised for and on behalf of the Company

I have read and understood and agree to the terms of this Agreement.

James Bennett .... 9 February 2018 ....

James Bennett   Date